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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)

                                                        FISCAL YEAR ENDED                            THREE MONTHS ENDED
                                  -------------------------------------------------------------    ----------------------
                                                                                                   MARCH 31,    MARCH 30,
                                    1998         1999         2000         2001         2002         2002         2003
                                  ---------    ---------    ---------   ---------     ---------    ---------    ---------
Fixed Charges:
   Interest expense...........    $  11,276    $   9,643    $  23,633   $  22,398     $  19,197    $   4,945    $   4,676
   Bond cost amortization.....        1,033        1,034        3,376       3,300         2,800          745          690
   Interest related to
      rental expense..........        7,326        6,435        6,237       6,897         6,006        1,683        1,287
                                  ---------    ---------    ---------   ---------     ---------    ---------    ---------
      Total fixed charges.....       19,635       17,112       33,246      32,595        28,003        7,373        6,653
                                  =========    =========    =========   =========     =========    =========    =========

Earnings:
   Income (loss) before
      income taxes............     (112,702)      95,169      370,170    (437,196)     (246,260)     (40,980)     (31,827)
   Quicklogic loss
      adjustment..............        3,056           --           --          --            --           --           --
   Minority share of
      SunPower losses.........           --           --           --          --            --           --         (979)
   Fixed charges..............       19,635       17,112       33,246      32,595        28,003        7,373        6,653
                                  ---------    ---------    ---------   ---------     ---------    ---------    ---------
      Total earnings (loss)
        for computation of
        ratio.................    $ (90,011)   $ 112,281    $ 403,416   $(404,601)    $(218,257)   $ (33,607)   $ (26,153)
                                  =========    =========    =========   =========     =========    =========    =========
Ratio of earnings to fixed
   charges (1)................           --         6.6x        12.1x          --            --           --           --

--------------------
(1) Earnings were inadequate to cover fixed charges by $109.6 million, $437.2 million and $246.3 million in fiscal year 1998, 2001 and 2002, respectively, and by $41.0 million and $32.8 million for the quarters ended March 31, 2002 and March 30, 2003, respectively.